Exhibit 99.4

Execution Copy

PLEDGE AND CHARGE OVER SHARES

IN OZON HOLDINGS PLC

between

BARING VOSTOK FUND V NOMINEES LIMITED

as Pledgor

and

AO «ALFA-BANK»

as Pledgee

Dated 16 December 2021

THIS AGREEMENT OF PLEDGE AND CHARGE OVER SHARES (the “Agreement”) is made on 16 December 2021

BETWEEN:

1.

BARING VOSTOK FUND V NOMINEES LIMITED, a non-cellular company duly incorporated and existing under the laws of Guernsey and having its registered office at 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey GY1 2HL, with registration number 54998 (the “Pledgor”), and

2.

AO «ALFA-BANK», a joint stock company duly incorporated and existing under the laws and regulations of the Russian Federation, with its registered offices at 27 Kalanchevskaya Street, Moscow, Russia, 107078, main state registration number 1027700067328 (the “Pledgee”)

(jointly referred to as the “Parties” and each referred to as a “Party”)

WHEREAS:

A.

OZON HOLDINGS PLC is a public limited liability company registered under registration number 104496 in the Republic of Cyprus, with its registered address at Arch. Makariou III, 2-4, Capital Center, Floor 9, 1065, Nicosia, Cyprus (the “Company”).

B.

As of the date hereof, the Pledgor is the registered owner of, amongst others, the Initial Shares (as defined below), which are held by the Pledgor on trust for the Borrower (as defined below) pursuant to the Trust Instrument (as defined below).

C.

Further to the Facility Agreement (as defined below) between the Pledgee and the Borrower as borrower, the Pledgee (as lender) made available to the Borrower a loan facility of up to USD 40,000,000 (the “Facility”).

D.	The Pledgor’s entering into this Agreement with the Pledgee is a condition to the Margin Decrease Date pursuant to the Facility Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.

Terms defined in the Facility Agreement (as defined below) shall, unless otherwise defined in this Agreement or unless a contrary intention appears, bear the same meaning when used in this Agreement and the following terms shall have the following meanings:

“Borrower” means BARING VOSTOK INVESTMENTS PCC LIMITED, a protected cell company limited by shares incorporated under the laws of Guernsey with registration number 38808 and having its registered address at: 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey, GY1 1EW acting in respect of its Core.

“Charged Property” means:

(a)	the Initial Shares and the Share Certificate;

(b)	any Further Shares and the share certificate(s) representing the same;

(c)	all dividends, interest or other distributions and returns payable or to be made in relation to the Initial Shares and/or the Further Shares as at or after the date hereof;

(d)

all stocks, shares, warrants, allotments, money or property accruing or offered by way of redemption, bonus, preference, option or otherwise and all other rights, interests, benefits, advantages or consensual rights offered or arising in respect of the Initial Shares and/or the Further Shares and including any moneys for the time being forming part of the net proceeds of sale of any of the Charged Property pursuant to Clause 6 in the amount of all the Secured Obligations (subject to Clauses 6.8(b) and 8.8 below).

“Disposal Shares” has the meaning given to such term in Clause 5.4.

“Encumbrance” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Enforcement Event” has the meaning given to such term in Clause 6.1.

“Enforcement Notice” means a notice in writing by the Pledgee to the Pledgor (with a copy to the Company) notifying them of the occurrence of an Enforcement Event that is continuing in the form set out in Schedule E to this Agreement.

“ESOP” means any current or future equity incentive plan of the Company envisaging issuance of awards to employees and officers of the Company and affiliated companies.

“ESOP Related Action” means any action taken from time to time in connection with the ESOP.

“Facility Agreement” means an up to USD 40,000,000 facility agreement dated 4 October 2021 between the Borrower as borrower and the Pledgee as lender.

“Further Shares” means any further shares in the Company at any time issued to the Pledgor, in each case only if so issued in exchange or substitution for or replacement of any of the Initial Shares, provided that any such further shares are represented by a share certificate.

“Initial Shares” means 144,061 ordinary shares of nominal value USD 0.001 each (numbered [–]) in the issued shares capital of the Company.

“Letter of Direction” means the letter of direction dated on or about the date of this Agreement whereby, among other things, the Pledgor as nominee is instructed to enter into this Agreement.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever) of the Borrower to the Pledgee under the Facility Agreement and any other Finance Document, including (if applicable and without double counting) all interest accruing thereon and all losses incurred by the Pledgee in connection therewith, and (if applicable and without double counting) all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under any Finance Document, and all obligations and liabilities of the Pledgor to the Pledgee under or pursuant to this Agreement, but except for any obligation or liability which, if it were included, would cause that obligation or liability or any of the security created by or pursuant to this Agreement in respect thereof, to be unlawful or prohibited by any applicable law.

“Security Period” means the period beginning on the date of this Agreement and ending on the date on which the Secured Obligations have been unconditionally and irrevocably discharged in full.

“Share Certificate” means the share certificate issued by the Company in the name of the Pledgor in respect of the Initial Shares and any substitute share certificate.

“Trust Instrument” means the declaration of trust dated on or about the date of this Agreement whereby the Pledgor, among other things, declares that it holds the Initial Shares as nominee and trustee of the Borrower.

1.2.	In this Agreement, unless the context otherwise requires or unless otherwise expressly provided, references to:

(a)

persons include references to legal and natural persons, firms, partnerships, companies, corporations, associations, organisations, and trusts, in each case whether or not having a separate legal personality;

(b)

documents, instruments and agreements, including, without limitation, this Agreement, the Facility Agreement, any other Finance Document and any other document referred to in this Agreement, are references to such documents, instruments and agreements as modified, supplemented, restated or novated from time to time;

(c)	an authorisation include references to an authorisation, consent, approval, resolution, license, exemption, filing and/or registration;

(d)	a party to this Agreement include references to its successors, transferees and assignees;

(e)	Clauses and Schedules are references to clauses of, and schedules to, this Agreement, and references to this Agreement include its schedules;

(f)	paragraphs, unless otherwise expressly provided, are references to paragraphs of the schedule in which the references appear;

(g)

statutory provisions are construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time, and to any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(h)	a “company” include references to any company, corporation or other body corporate, wherever and however incorporated or established;

(i)	an “Enforcement Event” is continuing if the underlying Event of Default is continuing in accordance with the Facility Agreement;

(j)

a ‘regulation” include references to any regulation, rule, official directive, request or guideline, whether or not having the force of law, of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation, and which is valid and enforceable in Cyprus;

(k)

the “Secured Obligations” shall be references to all the Secured Obligations and to each and every part of the Secured Obligations and references to any other defined term or noun in the plural number or the collective plural shall be interpreted mutatis mutandis in the same manner; and

(l)	the word “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”.

1.3.	In this Agreement:

(a)	clause headings are included for convenience only and do not affect the construction of this Agreement;

(b)	words denoting the singular include the plural and vice versa; and

(c)	words denoting one gender include each gender and all genders.

1.4.

The Pledgee acknowledges that (i) the Pledgor holds and may hold other shares in the Company from time to time, whether as trustee and nominee for the Borrower or otherwise, and that (ii) the Pledgor is entering into this Agreement solely in its capacity as trustee and nominee for the Borrower in respect of the Charged Property, and the undertakings of the Pledgor under this Agreement as they relate to the Company and any shares in the Company are given by the Pledgor solely in respect of the Charged Property and in its capacity as trustee and nominee for the Borrower in respect of the Charged Property.

2.	COVENANT TO PAY

2.1.

In consideration of the Pledgee entering into the Facility Agreement and other Finance Documents, the Pledgor agrees (as primary obligor and not merely as surety), subject to Clause 2.2 below, that upon the occurrence of an Enforcement Event which is continuing, it will pay the Secured Obligations, as and when the same fall due for payment in accordance with the terms of the Finance Documents.

2.2

Notwithstanding the provisions of Clause 2.1, the liability of the Pledgor to the Pledgee hereunder shall in no event exceed, in the aggregate, and shall be recoverable only from, the net proceeds of enforcement over the Pledgor’s interest in the Charged Property as provided in Clause 6 hereof. If on enforcement over the Charged Property, the net proceeds are insufficient to discharge the liabilities and obligations that the Pledgor has towards the Pledgee under this Agreement, then the Pledgor shall be under no further obligation under this Agreement. Neither the Pledgee nor any other person acting on behalf of the Pledgee shall be entitled to take any further steps or exercise any other rights that would otherwise be available against the Pledgor under or arising out of this Agreement to recover any further sums and no debt shall be owed to any such persons by the Pledgor under this Agreement. In particular, none of the Pledgee or any other person acting on behalf of the Pledgee shall institute or join with any other person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) in relation to the Pledgor under or in connection with this Agreement. All obligations of, and claims against the Pledgor under this Agreement are limited recourse obligations payable solely from the net proceeds of a sale, appropriation or other disposition of the Charged Property following the enforcement over the Pledgor’s interests in the Charged Property by the Pledgee in accordance with Clause 6 hereof. The provisions of this Clause 2.2 shall not apply in case of the Pledgor’s failure to comply with the provisions of Clause 5.3 below, provided, however, that the liability of the Pledgor to the Pledgee in such cases shall be limited to the market value of the relevant Disposal Shares that were released from the security created by this Agreement in accordance with Clause 5.3 below immediately prior to such release.

3.	PLEDGE/CHARGE/ASSIGNMENT

As a continuing security for the due and punctual discharge in full of the Secured Obligations, the Pledgor hereby:

(a)

pledges and charges, as first priority security, and agrees to pledge and charge to the Pledgee the Share Certificate and all its right, title, interest and benefit, present and future, to and in the Charged Property; and

(b)	assigns and agrees to assign to the Pledgee all its right, title, interest and benefit, present and future, actual or contingent, related to, or accruing in respect of, the Charged Property.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Pledgor hereby represents and warrants to the Pledgee on the date of this Agreement that:

(a)	it is a non-cellular company limited by shares duly organized, incorporated and validly existing under the laws of Guernsey;

(b)

it is not subject to any judicial execution or bankruptcy, or any moratorium, suspension of payments, administration, examinership, winding-up, dissolution or reorganisation, and no such action or proceeding has been started or (to its knowledge) threatened against it;

(c)

subject to the Legal Reservations and the Perfection Requirements, all Authorisations required by the Pledgor (including under the Trust Instrument) to authorise, or required by the Pledgor (including under the Trust Instrument) in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Pledgor of its obligations hereunder or to enable the creation of the security to be created by it pursuant to this Agreement and to ensure that such security has the priority and ranking it is expressed to have, have been obtained or made or will be made and obtained and is or will be in full force and effect and there has been no default in the observance of any of the conditions or restrictions imposed in or in connection with granting or maintaining any of the same;

(d)

the Company is duly incorporated and validly existing under the laws of the Republic of Cyprus and has power to carry on its business as it is presently conducting the same and to own its property and assets;

(e)

to the best knowledge of the Pledgor, the Company is not “unable to pay its debts” or “under the protection of the court” (both within the meaning of the Cyprus Companies Law, Cap. 113), or subject to any judicial execution or bankruptcy, or any moratorium, suspension of payments, administration, examinership, winding-up, dissolution or reorganisation;

(f)	the execution and performance by it of its obligations under this Agreement do not amount to or result in any violation of:

(i)	any law or regulation or any order, judgement or decree of any governmental authority, agency or court;

(ii)	any provisions of its constituent documents or the Trust Instrument; or

(iii)

any provisions of any mortgage, charge, deed, contract (including any shareholders agreement to which it is a party or which applies to the Pledgor) or other undertaking or instrument to which it is a party or which is binding on it or its assets, including the Charged Property, in any material respect;

(g)	it is the registered owner of the Initial Shares and has a good title, free and clear of any Encumbrance save as hereby created, and the Initial Shares have not been forfeited;

(h)	the beneficial owner of the Initial Shares is the Borrower in accordance with the Trust Instrument, and each of the Trust Instrument and the Letter of Direction is in full force and effect;

(i)	it is fully aware of all the terms and conditions of the Finance Documents to which the Borrower is a party;

(j)

to the best knowledge of the Pledgor, as of the date of this Agreement the authorised share capital of the Company is USD 560,000 divided into 559,999,998 ordinary shares of nominal value USD 0.001 each and 2 Class A shares of USD 0.001 each, and the issued share capital of the Company is USD 216,413.735 divided into 216,413,733 ordinary shares of nominal value USD 0.001 each and 2 Class A shares of USD 0.001 each as of the date hereof, and the Initial Shares constitute 0.067% of the issued share capital of the Company;

(k)

the Initial Shares are validly issued and fully paid and the Pledgor has no outstanding liabilities or obligations in respect of the Initial Shares that may prevent the exercise of the Pledgee’s rights under this Agreement;

(l)	its title to the Initial Shares is not the subject of any dispute;

(m)

subject to the Legal Reservations, its irrevocable submission under this Agreement to the jurisdiction of the Cyprus Courts and agreement that this Agreement is governed by Cyprus law are legal, valid and binding under the laws of its jurisdiction of incorporation;

(n)	it has not taken and will not take any security from the Borrower in respect of its liability hereunder;

(o)

subject to the Legal Reservations and the Perfection Requirements, the obligations of the Pledgor under this Agreement are legal, valid and binding obligations of the Pledgor and subject to compliance with the provisions of section 138(2) of the Cyprus Contract Law, Cap 149, this Agreement creates in favour of the Pledgee the security which it is expressed to create with the ranking and priority it is expressed to have; and

(p)

save for stamp duty that may be payable in Cyprus, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere.

4.2

The representations and warranties set out in this Clause 4 (other than 4.1(b), (e), (i), (j), (l) or (p)) are deemed to be repeated by the Pledgor by reference to the facts and circumstances then existing on each date during the Security Period that the Repeating Representations are repeated under the Facility Agreement.

4.3

The representations and warranties set out in Clause 4.1(l) and (l) shall extend to any Further Shares and, with respect to such Further Shares, be deemed to be made on the date of the issue of such Further Shares.

4.4

The representations and warranties set out in this Clause 4 shall be separate and independent and (except as expressly otherwise provided) no representation or warranty shall be limited by reference to any other representation or warranty.

4.5	The Pledgor acknowledges and agrees that the Pledgee has entered into this Agreement on the basis of and in reliance upon the representations and warranties set out in this Clause 4.

5.	COVENANTS

5.1	The Pledgor hereby covenants with the Pledgee to procure that during the Security Period there shall be deposited with the Pledgee who shall retain possession by way of security:

(a)

the Share Certificate together with such number of blank instruments of transfer of shares as the Pledgee may request, in respect of the Initial Shares duly executed by the Pledgor undated and made out in blank, substantially in the form annexed hereto marked Schedule A (the “Instruments of Transfer”) and any share certificate and instrument of transfer as aforesaid in relation to any Further Shares, promptly upon issue; and

(b)

an irrevocable proxy from the Pledgor in respect of all Initial Shares in the form annexed hereto marked Schedule B, and an irrevocable proxy as aforesaid in respect of any Further Shares, promptly upon issue.

5.2

The Pledgor hereby further covenants with the Pledgee that during the Security Period, it shall not (unless otherwise expressly permitted pursuant to any Finance Document or with the prior written consent of the Pledgee (the provision of any such consent to be governed by, to the extent expressly specified as being applicable, the terms of Clauses 5.3 and 5.4 below)):

(a)	sell or transfer, or agree to sell or transfer, or otherwise dispose of the Charged Property or any part thereof;

(b)	execute or agree to execute any pledge or other security on or over the Charged Property or any part thereof other than in favour of the Pledgee;

(c)

permit any Encumbrance, claim, lien or liability to be created or to attach to the Charged Property or any part thereof, other than in favour of the Pledgee, and in the event of such Encumbrance, claim, lien or liability occurring, forthwith to notify the Pledgee and to take all steps and make all payments necessary to obtain the release of the Charged Property from such Encumbrance, claim, lien or liability;

(d)	except for any ESOP Related Action, and only in its capacity as trustee and nominee holder of the Charged Property:

(i)

consent to or vote for (i) any reduction of the authorised share capital of the Company or the Company’s share premium account; (ii) any variation of any rights relating to the Charged Property; or (iii) any increase in the share capital of the Company or allotment of unissued shares, except where a prior written consent of the Pledgee has been obtained in accordance with the Facility Agreement and such shares in the amount required under the Company’s articles of association are issued or allotted to the Pledgor and are subject to the security created by this Agreement;

(ii)

consent to or vote for any alteration by the Company to, grant by the Company of any rights in relation to or otherwise any act by the Company to re-organise, redeem or purchase or reduce the share capital or reserves of the Company in any way or enter into any composition or arrangement with its creditors or any class of creditors of the Company; or

(iii)	convene any meeting with a view to the alteration of any of the provisions of the Company’s Memorandum and Articles of Association in a way that is inconsistent with any of the Finance Document;

(e)	convene (but only as the trustee of the Charged Property and by the shares representing the Charged Property) any meeting with a view to passing a resolution that the Company be wound up;

(f)	suffer or permit the Company to permit any person other than the Pledgor or the Pledgee or any person named by the Pledgee to be registered as the holders of the Charged Property or any part thereof;

(g)

do or cause or permit to be done (to the extent within its reasonable control) anything which can reasonably be expected in any way to materially depreciate or jeopardise or otherwise materially prejudice the value of the security created by this Agreement;

(h)	exercise its rights of subrogation, reimbursement and indemnity against the Borrower to the extent arising as a result of this Agreement; and

(i)

take or receive any charge, lien, pledge or Encumbrance or enter into any agreement or arrangement having the effect of creating a security interest from the Borrower in respect of the liability of the Pledgor under this Agreement.

5.3

The Pledgee agrees that the Pledgor may dispose of any Charged Property (the “Disposal Shares”) if such disposal is made in accordance with the requirements of clause 20.3 (Disposals of Charged Shares) of the Facility Agreement, and on condition that, following the release of the security constituted under this Agreement over the Disposal Shares, if the relevant disposal is rescinded, terminated or cancelled or otherwise ceases to be effective, then the Pledgor shall promptly take all steps and actions required by the Pledgee to ensure all Disposal Shares once again become subject to the security constituted under this Agreement.

5.4	The Pledgor hereby further covenants with the Pledgee that:

(a)

it shall promptly notify the Pledgee if the director of the Pledgor who signed the Instruments of Transfer on behalf of the Pledgor has resigned or has been removed from office, and it shall, within 5 Business Days of such resignation or removal, provide the Pledgee with original Instruments of Transfer signed by a current director of the Pledgor;

(b)

promptly upon receipt by the Company from the Pledgee of a notice of the pledge in the form of Schedule C, together with a certified copy of this Agreement, it shall ensure that a certificate be issued by the Company and be delivered to the Pledgee in the form of Schedule D pursuant to section 138 of the Contract Law, Cap. 149, to the effect that a memorandum of the pledge relating to the Initial Shares has been entered in the register of members of the Company in respect of the Initial Shares, together with a copy of an extract from the register of members certified as a true and up to date copy thereof by the secretary of the Company showing the said entry; and

(c)

it shall defend the right, title and interest of the Pledgee in and to the Charged Property against all claims, demands, interpleader or otherwise of any third person or parties and generally to protect the interests of the Pledgee and pay all relevant legal fees and expenses in connection with the same without charge against the Pledgee.

5.5

The Pledgor hereby further covenants with the Pledgee that it shall within 45 (forty-five) days as from the date of this Agreement pay all stamp duty which may be payable in Cyprus in relation to this Agreement and provide to the Pledgee evidence of such payment.

6.	ENFORCEMENT OF SECURITY

6.1

The Pledgee may, upon or at any time after becoming entitled to exercise its rights and enforce the Transaction Security created under this Agreement in accordance with paragraph (d) in clause 21.19 (Acceleration) of the Facility Agreement, send an Enforcement Notice to the Pledgor (with a copy to the Company) and when the delivery of the same becomes effective in accordance with clause 11 (Notices), an “Enforcement Event” shall immediately occur.

6.2

Upon the occurrence of an Enforcement Event which is continuing, all powers conferred by this Agreement or any applicable law shall be immediately exercisable and at any time thereafter, and without prejudice to the generality of the foregoing the Pledgee (and without any obligation to give any notice to the Pledgor, unless a notice is required by applicable law) may:

(a)

sell, transfer or otherwise dispose of the Charged Property at the best price reasonably obtainable but otherwise upon such terms, at such place and in such manner (whether by public sale or private treaty or through a stockbroker or a securities corporation or otherwise) as the Pledgee may deem fit acting reasonably and in good faith;

(b)

in connection with or in order to facilitate the sale and/or transfer of the Charged Property to complete and execute any Instruments of Transfer held by the Pledgee in favour of itself or its nominee or nominees or a purchaser of the Charged Property and procure the registration of any such transfers;

(c)

solely and exclusively exercise all or any of the voting and other rights and/or consensual powers pertaining or attaching to all or any part of the Charged Property in such manner as the Pledgee may, in its absolute discretion, think fit;

(d)

receive, collect, recover, sue for and if necessary use the name of the Pledgor for the recovery of and retain all dividends, interest or other moneys, distributions of profits, bonus shares or assets, due or receivable or payable on or accruing on or in respect of the Charged Property;

(e)

proceed to protect and enforce its rights by civil action or by other appropriate proceedings either for the sale of the Charged Property in satisfaction of the Secured Obligations or in aid of the exercise of any contractual power contained herein or to enforce any other right, power or remedy at law or in equity; and

(f)	put into effect all or any of the documents referred to in Clause 5.

6.3

Τo the extent that the Charged Property or any part thereof constitute “financial instruments” (in Greek “χρηματοοικονομικά μέσα”) or cash and this Agreement constitutes a “security financial collateral arrangement” (in Greek “συμφωνίαπαροχής χρηματοοικονομικής εξασφάλισης”) (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements Law N.43(I)/2004 (in Greek “οΠερί των Συμφωνιών Παροχής Χρηματοοικονομικής Εξασφάλισης Νόμος 43 (I)/2004”) of the Republic of Cyprus (“FCL”)) the Pledgee shall have the right, at any time after an Enforcement Event has occurred and is continuing, to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations and may exercise such right to appropriate upon giving written notice to the Pledgor. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be its market value (the “Relevant Value”) as determined by reference to: (i) either the latest Official Closing Price in respect of Shares (Ozon), or (ii) in the case of an Event of Default in relation to the Shares (Ozon) under clause 21.16 (Exchange) of the Facility Agreement, an independent valuation provided by:

(a)	any of Deloitte, PricewaterhouseCoopers, Ernst & Young or KPMG (selected at the sole discretion of the Pledgee); or

(b)

in the event each of the entities referred to in Clause 6.3(a) above refuses to conduct a valuation on grounds other than its disagreement with the price parameters or terms for the provision of services specified in the request for its engagement, any other reputable organisation with its head office located in the U.S., the EU or the United Kingdom, specialising in the independent valuation of businesses selected at the reasonable discretion of the Pledgee.

The Pledgor shall procure that the Borrower pays to the Pledgee the fees of any such independent valuation under this Clause 6.3 in accordance with the provisions of the Facility Agreement. The Parties agree that the methods of valuation provided for in this Clause are commercially reasonable for the purposes of the FCL.

6.4

In the event of the Pledgee exercising all or any of its rights and powers in accordance with the terms of this Agreement, the Pledgor (to the extent possible) will procure that the Company shall register as owner or owners of the Initial Shares and/or the Further Shares any and all persons entitled to own the same pursuant to the exercise by the Pledgee of its said rights.

6.5

Without limitation to the generality of the foregoing, in the event of the Pledgee exercising all or any of its rights and powers set out in Clause 6.2, the Pledgee shall be entitled but not obliged, in its sole discretion, to use and put into effect all or any of the documents deposited with the Pledgee pursuant to Clause 5 and to register as owners of the Initial Shares and/or the Further Shares the Pledgee and/or any nominees of the Pledgee and/or any purchasers of the Initial Shares and/or the Further Shares, in case the Initial Shares and/or the Further Shares (or any of them) were sold to one or more third parties.

6.6

Upon any sale of the Charged Property or part thereof the purchaser shall not be bound to enquire whether the power of sale has arisen in the manner herein provided and such sale shall be deemed to be within the power of the Pledgee and receipt by the Pledgee of the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

6.7

When exercising its rights under this Agreement (including, without limitation, in respect of a sale of the Charged Property) the Pledgee shall act in good faith but shall not be liable to the Pledgor for any neglect or default of any nature whatsoever in connection with the Charged Property (in each case without prejudice to the provisions of Clause 6.2(a) and 6.3, and except in the case of gross negligence or wilful misconduct on the Pledgee’s part). Without prejudice to the foregoing exceptions, the Pledgor and the Pledgee agree that the Pledgee has the right to act in its own best commercial interests when enforcing its rights under this Agreement.

6.8

All moneys received or recovered by the Pledgee pursuant to this Agreement (or, in case the Pledgee elects to appropriate the Charged Property in accordance with Clause 6.3, the Relevant Value), shall (subject to the claims of any person having prior rights thereto under applicable law) be applied in the following order of priority:

(a)

FIRSTLY in or towards payment of all the Secured Obligations or such part of them as is then due and payable to the Pledgee in such order and such manner as the Pledgee in its sole discretion decides; and

(b)	SECONDLY in payment of the surplus (if any) to the Pledgor or other person entitled to it.

7.	FURTHER ASSURANCE AND POWER OF ATTORNEY

7.1

The Pledgor shall at any time and at its own expense, execute all such further instruments and documents and do all such things as the Pledgee may deem reasonably necessary for the purpose of obtaining the full benefit of the pledge and of the rights, title, interest, powers, authorities and discretions conferred on the Pledgee by this Agreement including (without limitation) procuring the Company to execute any such instruments and documents as aforesaid.

7.2

The Pledgor hereby irrevocably appoints the Pledgee (or any other person which at any time may be nominated by the Pledgee) by way of security as its true and lawful attorney with full power to act alone and with full power of substitution, for the purpose of doing in its name, following the occurrence of an Enforcement Event which is continuing, any and all acts whatsoever which the Pledgor itself could do in connection with the Charged Property including, but without limitation, appointing any brokers for the purpose of selling or otherwise disposing the Charged Property, the making of all necessary transfers of the Charged Property, the execution of all necessary instruments of conveyance, assignment and transfer, the demanding, collecting, receiving, compromising and securing for, so far as may be permitted by law, all claims, rights and interests whatsoever and howsoever related to the Charged Property, the Pledgor hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof.

7.3

The exercise of such powers as mentioned in Clause 7.2 by or on behalf of the Pledgee shall not put any person dealing with the Pledgee upon any inquiry as to whether the security created by this Agreement has become immediately enforceable nor shall such person be in any way affected by notice that the security created by this Agreement has not become enforceable and the exercise by the Pledgee of such power shall be conclusive evidence of its right to exercise the same.

7.4	The appointment of the Pledgee as attorney under Clause 7.2 shall be immediately terminated and revoked upon the expiry of the Security Period.

8.	PRESERVATION OF SECURITY

8.1

The security created by this Agreement shall be a continuing security for the due and punctual payment and discharge of the Secured Obligations, it shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations and it shall be in addition to and shall not in any way be prejudiced or affected by any other security that the Pledgee may have in relation to the Secured Obligations.

8.2

The Pledgee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it or to make any claim or to take any action to collect any moneys or to enforce any rights and benefits hereby assigned or charged to the Pledgee or to which the Pledgee may at any time be entitled hereunder.

8.3

This Agreement and the security constituted hereby shall be in addition, and without prejudice to, and not in substitution for any rights whatsoever which the Pledgee may have for the time being and from time to time under or by virtue of any other agreement (including without limitation any other security that the Pledgee may have in relation to the Secured Obligations) and/or any other agreement, document, guarantee or security whatsoever. The Pledgee shall not be bound to enforce any other agreement, guarantee or security whatsoever before enforcing the security created by this Agreement.

8.4

Each and every power and remedy given to the Pledgee under this Agreement or otherwise existing may be exercised in accordance with the terms of this Agreement from time to time and as often and in such order as may be deemed expedient by the Pledgee and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. It is expressly understood and agreed that no delay or omission by the Pledgee in the exercise of any right or power or in the pursuit of any remedy accruing upon any Event of Default shall impair any such right, power or remedy or be construed to be a waiver thereof or of any such Event of Default or to be an acquiescence therein, nor shall any acceptance by the Pledgee of any security or any payment on account of the Secured Obligations be deemed a waiver of any right to take advantage of any future Event of Default.

8.5	Until the expiry of the Security Period:

(a)	the Pledgor shall not participate in any security held or sums received by the Pledgee in respect of all or any part of the Secured Obligations;

(b)

the Pledgor shall not stand in the place of, or be subrogated for, the Pledgee in respect of any security nor take any step to enforce any claim against the Borrower nor claim or exercise any right of set off or counterclaim against the Pledgee, nor make any claim in the bankruptcy or liquidation of the Borrower in respect of any sums paid by the Borrower to the Pledgee or in respect of any sum which constitutes the proceeds of realization of the security constituted by this Agreement; and

(c)

the Pledgor shall not take any steps to enforce any claim which it may have against the Borrower without the prior written consent of the Pledgee, and then only on such terms and subject to such conditions as the Pledgee may prescribe.

8.6

Any settlement or discharge under this Agreement between the Parties shall be conditional upon no security or payment to the Pledgee by the Pledgor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, receivership, administration, examinership, liquidation or other similar process for the time being in force and, if such condition is not satisfied, the Pledgee shall be entitled to recover from the Pledgor forthwith on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

8.7

The rights of the Pledgee under this Agreement and the security hereby constituted shall not be affected by any act, omission, matter or thing (whether or not known to or discoverable by the Pledgee or any other person) which, but for this provision, might operate to impair, affect or discharge such rights and security (in whole or in part), including without limitation:

(a)	any amendment, novation, replacement or supplement (however fundamental) to the Facility Agreement or any other Finance Document;

(b)	any variation, determination, increase or reduction of any facility provided by the Pledgee or otherwise to the Borrower or any other person;

(c)

the variation, compromise, taking, exchange, renewal or release of, or refusal or neglect to perfect, take-up or enforce, any rights against, remedies or securities over assets of the Borrower or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any legal limitation, disability, death, incapacity or other circumstances relating to the Borrower or any other person;

(e)	any time, indulgence, waiver or consent granted to or composition with the Borrower or any other person;

(f)	any renewal of any bills, notes or other negotiable securities;

(g)

the dissolution, liquidation, receivership, insolvency, amalgamation, bankruptcy, reconstruction or reorganisation of the Borrower or any other person or the appointment of an examiner in respect of the Borrower or any other person;

(h)	the absence of or any defective, excessive or irregular exercise of any of the powers of the Borrower or any other person;

(i)	the invalidity, unenforceability, illegality or frustration of any obligations of the Borrower or any other person under the Facility Agreement or any other document or security; or

(j)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of the Borrower or any such person.

8.8	Until the expiry of the Security Period the Pledgee may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of the Secured Obligations or apply and enforce the same in such manner and order as it seems fit (whether against the Secured Obligations or otherwise) and the Pledgor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Pledgor or otherwise in respect of the Secured Obligations.

9.	RELEASE OF SECURITY

At the end of Security Period, the Pledgee shall:

(a)

re-deliver to the Pledgor the documents delivered to it pursuant to Clause 5.1 and any other documents delivered to the Pledgee pursuant to this Agreement, whereupon the security created hereby shall be automatically released and the pledge and charge extinguished;

(b)

give notice of discharge of the pledge to the Company for the purpose of cancelling the memorandum of pledge made in its register of members pursuant to section 138(2) of the Contract Law, Cap. 149; and

(c)

at the request and cost of the Pledgor execute and do all such deeds, acts and things as may be reasonably necessary to release the Charged Property from the security constituted hereby and terminate any powers of attorney or other like appointments and confirm such in writing.

10.	COSTS

The costs and expenses in connection with this Agreement shall be paid by the Borrower in accordance with the provisions of the Facility Agreement.

11.	NOTICES

11.1	Communications in writing

(a)	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by letter or electronic mail (“email”).

(b)

Any communication made by a Party to another Party by email shall be made to all email addresses specified or notified by that Party, and shall also be made by letter in accordance with this Clause 11 (Notices), but shall become effective at the time determined in accordance with paragraph (a)(ii) of Clause 11.3 (Delivery).

(c)

The provisions of paragraph (b) above shall not apply to any demand of payment under this Agreement, which shall become effective at the time determined in accordance with paragraph (a)(i) of Clause 11.3 (Delivery).

11.2	Addresses

The address and email addresses (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is that or those specified below, or any substitute address or email addresses or department or officer as the Party may notify to another Party by not less than 5 (five) Business Days’ notice.

(a)	The address, fax number and email address of the Pledgor are:

Address:	1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey, GY1 2 HL
Tel No.:	+44 1481 713843
Fax:	+44 1481 715219
Email:
Attention:	Directors

(b)	The address, fax number and email address of the Pledgee are:

Address:
Attention:
Email:

11.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of letter, when it has been left at the relevant address or 5 (five) Business Days after being sent by recognised international courier to it at that address; or

(ii)	if by way of email, when actually received (or made available) in readable form,

and, if a particular department or officer is specified as part of its address details provided under Clause 11.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Pledgee will be effective only when actually received by the Pledgee and then only if it is expressly marked for the attention of the department or officer identified with the Pledgee’s signature below (or any substitute department or officer as the Pledgee shall specify for this purpose).

(c)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(d)	Any communication or document made or delivered to the Pledgor in accordance with this Clause will be deemed to have been made or delivered to the Pledgor.

11.4	Other electronic communication

(a)

Any communication to be made between the Parties under or in connection with this Agreement may be made by electronic means other than email (including, without limitation, by way of posting to a secure website) if the Parties:

(i)	notify each other in writing of any information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to any such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between the Parties may only be made in that way to the extent that the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph 0(a) above made between the Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by the Pledgor to the Pledgee only if it is addressed in such a manner as the Pledgee shall specify for this purpose.

(d)

Any such electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in this Agreement to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 11.4.

11.5	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Pledgee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

12.	DELEGATION

The Pledgee shall be entitled at any time and as often as may be expedient to the Pledgee to delegate all or any of the powers and discretions vested in the Pledgee by this Agreement by power or attorney or in any other appropriate manner, upon such terms and to such persons as the Pledgee may think fit.

13.	MISCELLANEOUS

13.1	Unless and until an Enforcement Event which is continuing has occurred:

(a)

the Pledgor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Agreement or any other Finance Documents and provided such exercise does not have a material adverse effect on the value of the Charged Property or otherwise materially prejudice the interests of the Pledgee under this Agreement or any other Finance Document; and

(b)

the Pledgor shall be entitled to receive and retain any dividends, interest income, gain, profit or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, subject always to the terms of the Facility Agreement.For the avoidance of doubt, notwithstanding any other provision of this Agreement or any other Finance Document, the Pledgee shall not be entitled to, claim or sue for the recovery of any such dividends, distributions, income, gain, profit, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof which have been paid to a shareholder of the Company (or to his order) prior to the occurrence of an Enforcement Event which is continuing.

13.2

The Pledgee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) shares, stocks, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

13.3

All payments by the Pledgor under this Agreement shall be made without set-off or counterclaim and free and clear of any deductions or withholdings on the due date to the account of the Pledgee notified to the Pledgor by the Pledgee. If at any time the Pledgor is required by law to make any deduction or withholding in respect of any present and future taxes, levies, imposts, duties, fees or charges of whatever nature (together with interest thereon) from any payment due under this Agreement, the sum due from the Pledgor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Pledgee receives and retains a net sum equal to the sum which the Pledgee would have received had no such deduction or withholding been required to be made.

13.4	The Pledgor hereby irrevocably waives and abandons any and all rights under the existing and/or future laws of Guernsey or any other applicable laws:

(a)

whether by virtue of the droit de division or otherwise, to require that any liability under this Agreement (and any other Finance Document to which it is a party) be divided or apportioned with any other person or reduced in any manner whatsoever; and

(b)

whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against the Pledgor under this Agreement (and any other Finance Document to which it is a party).

13.5

For the purposes of Russian law reporting obligations applicable to the Pledgee, the pledge value of the Initial Shares charged under this Agreement ) ( ) is deemed to be USD 144.061, being the nominal value of the Initial Shares. Such value is without prejudice to any other provision of this Agreement, and it is agreed does not reflect the actual value of the Charged Property from time to time and cannot be used or referred to for any purpose other than the Pledgee’s Russian law reporting obligations.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject matter.

15.	SUCCESSORS AND ASSIGNS

15.1

This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the Parties and their respective heirs, executors, legal representatives, successors, assigns and permitted transferees.

15.2	The Pledgor may not assign or transfer any of its rights and/or obligations under this Agreement either at law or in equity.

15.3

The Pledgee may assign or transfer all or any part of its rights and/or obligations under this Agreement to any person to whom it assigns or transfers its rights and/or obligations under the Facility Agreement, in accordance with the terms of the Facility Agreement.

16.	SEVERABILITY

In case any one or more of the provisions contained in and/or security interests created by this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect and for any reason, including non registration, such invalidity, illegality or unenforceability shall not affect any other provision of and/or security interest created by this Agreement and such invalid, illegal and unenforceable provision and/or security interest shall be modified and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of Cyprus.

18.2

The Pledgor hereby agrees, in favour of the Pledgee, that any legal action or proceedings arising out of or in connection with this Agreement may be brought by the Pledgee in the Cyprus courts and hereby irrevocably submits to the non-exclusive jurisdiction of such courts. Without prejudice to any other mode of service allowed under applicable law, the Pledgor hereby:

(a)

irrevocably appoints Stelios Americanos & Co LLC, of 12 Demosthenis Severis Avenue, 6th floor, Office 601, 1080 Nicosia, Cyprus, as its agent for service of process in relation to any proceedings before the courts of Cyprus in connection with this Agreement (including, without limitation, in respect of or in connection with any writ, motion, application, judgment or other notice of legal process; and

(b)	agrees that any failure by a process agent to notify the Pledgor of the process will not invalidate the proceedings concerned.

18.3

The above shall not be prejudicial to the Pledgee’s right to serve process in any such manner permitted by law or to take proceedings with respect to this Agreement against the Pledgor in any other jurisdiction, whether concurrently or not.

18.4

Each Party irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 18.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

[…intentionally left blank–execution page follows…]

SCHEDULE A

INSTRUMENT OF TRANSFER OF SHARES

WE, the undersigned BARING VOSTOK FUND V NOMINEES LIMITED, for good and valuable consideration paid to me by

(hereinafter called the “Transferee”)

do hereby transfer to the Transferee ___________________ shares of USD 0.001 each in the undertaking called OZON HOLDINGS PLC, a company registered in Cyprus, to hold unto the Transferee subject to the several conditions on which the same were held immediately before the execution hereof.

The Transferee hereby agrees to take and accept the said shares subject to the conditions aforesaid and with effect from the date of the Transferee’s execution of the Instrument of Transfer.

IN WITNESS whereof this Instrument of Transfer was duly executed this _______________

Witness to the signature of the Transferor	The Transferor
NAME: _________________	Name:
ADDRESS: ______________	Title: Director
on behalf of
BARING VOSTOK FUND V NOMINEES LIMITED
Witness to the signature of the Transferee	The Transferee
NAME: _________________
ADDRESS: ______________

SCHEDULE B

Irrevocable Proxy and Power of Attorney

1.

KNOW ALL MEN BY THESE PRESENTS that WE, BARING VOSTOK FUND V NOMINEES LIMITED, a non-cellular company duly incorporated and existing under the laws of Guernsey and having its registered office at 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey GY1 2HL, with registration number 54998, being the legal owner of 144,061 ordinary shares of nominal value USD 0.001 each numbered [    ] – [    ] (the “Shares”) in OZON HOLDINGS PLC, a Cyprus company with registration number HE 104496 having its registered office at Arch. Makariou III, 2-4, Capital Center, Floor 9, 1065, Nicosia, Cyprus (the “Company”), hereby constitute and appoint AO «ALFA-BANK», a company duly incorporated and existing under the laws and regulations of the Russian Federation, with its registered offices at 27 Kalanchevskaya Street, Moscow, Russia, 107078, main state registration number 1027700067328, acting through any of its duly authorised representatives (the “Attorney”), as our true and lawful attorney and proxy being fully empowered and authorized to do all or any of the following acts and matters, following the occurrence of an Enforcement Event (as defined in the Share Pledge (as defined below)) which is continuing:

a.	To sell, transfer, assign, pledge or otherwise dispose or charge any and all of the Shares to or in favour of, such person or persons and under such terms as the Attorney may deem fit.

b.

To requisition, call, convene, waive notices of and attend all or any general meetings (including, without limitation, all or any adjournment of such meetings) of the Company and for any such purpose complete, sign, execute or return any form of proxy or corporate representative authority or consent to short notice or any other documents required to be signed by the registered holder of the Shares.

c.

To exercise the voting rights attached to any and all of the Shares and/or exercise all consensual powers discretions and rights at any general meeting of the Company or by executing any resolution in writing by such shareholders as fully as we would do.

d.

To exercise all rights given to us in the articles of association of the Company, including, without limitation, to give notice in writing to the Company removing any director of the Company and/or appointing any person as a director of the Company.

e.	To demand, receive and retain all dividends, interest or other moneys or assets accruing on or in respect of all or any of the Shares.

f.

To exercise all rights and options, by way of acceptance of offer of new shares, rights or bonus issue, or other rights, benefits, or otherwise, accruing on or in respect of all or any of the Shares, and to require that all such rights and options be registered, transferred, assigned or otherwise dealt with as the Attorney may deem fit; all powers and authorities of the Attorney under this Power of Attorney in respect of the Shares may be likewise exercised by the Attorney in respect of any new shares, rights or bonus issue or other rights and benefits accruing in respect of the Shares.

g.

To demand from the Company, its secretary or register keeper and any other officer or person acting for the Company as well as from any competent authority, the issue and delivery to the Attorney of any certificates, statements or other documents of title evidencing the ownership of, or entitlement to, the Shares and any new shares, rights or bonus issue, or other rights and benefits accruing in respect of the Shares.

h.	To defend the right, title and interest in and to the Shares against all claims, demands, interpleader or otherwise of any third person or parties in any court or arbitration proceedings.

i.	Generally to act and deal in respect of the Shares and any new shares, rights or bonus, or other rights and benefits accruing in respect of the Shares as fully as we could do.

j.

To sign, execute and deliver any instruments of transfer, applications, assignments, receipts, deeds, agreements and documents whatsoever in relation to all or any of the powers and authorities vested in the Attorney under this Power of Attorney, and to do so under such terms and conditions as the Attorney may deem fit;

k.	To appoint any substitute or agent or attorney to do all or any of the acts and matters vested in the Attorney under this Power of Attorney.

2.	All and any proxies and/or powers of attorney previously given in favour of any person or persons (other than the Attorney) in relation to the Shares are hereby revoked.

3.	WE hereby ratify and confirm all that the Attorney or any substitute or substitutes shall do or cause to be done by virtue hereof.

4.

The exercise by the Attorney (or any person on its behalf) of any of the powers and authorisations conferred on it by this proxy and power of attorney shall not put any person dealing with the Attorney upon any inquiry as to whether an Enforcement Event (as defined in the Share Pledge (as defined below)) which is continuing has occurred, nor shall such person be in any way affected by notice to the contrary.

5.

WE hereby acknowledge that the Shares have been pledged to the Attorney by an agreement of pledge and charge over shares dated on or about the date of this instrument (the “Share Pledge”) and this Power of Attorney is given by way of security and shall remain in full force and irrevocable for as long as the security constituted by the Share Pledge shall remain in force.

6.	This Power of Attorney shall be governed by and construed in accordance with the laws of Cyprus.

IN WITNESS whereof WE have executed this Proxy and Power of Attorney this _____________________________ 2021.

SIGNED by

Name:
Title: Director
On behalf of BARING VOSTOK FUND V NOMINEES LIMITED

In the presence of:

(sgn)

Name:
Address:

SCHEDULE C

NOTICE OF PLEDGE

Date:    ____________________________ 2021

To:     OZON HOLDINGS PLC

Arch. Makariou III, 2-4, Capital Center, Floor 9,

1065, Nicosia, Cyprus

Dear Sirs,

Re: Agreement of pledge and charge over shares dated on or about the date of this Notice (the “Share Pledge”) between BARING VOSTOK FUND V NOMINEES LIMITED (the “Pledgor”) and AO «ALFA-BANK» (the “Pledgee”)

We refer to the Share Pledge for the pledge of shares and other interests in OZON HOLDINGS PLC (the “Company”).

The Pledgee hereby give you notice in accordance with Section 138(2) of the Contract Law, Cap. 149 of the Share Pledge, a certified copy of which is attached hereto.

On receipt of this notice, you should cause a memorandum of the pledge to be made in your register of members against the Charged Property (as defined in the Share Pledge) and deliver to the Pledgee a certificate that such memorandum has been made in the form of the certificate set out in Schedule D of the Share Pledge.

By
AO «ALFA-BANK»

SCHEDULE D

C E R T I F I C A T E

It is hereby certified that a memorandum has been made in the Register of Members of OZON HOLDINGS PLC (the “Company”) to the effect that the Share Certificate in respect of the shares, and the shares described in the SCHEDULE below have been pledged to AO «ALFA-BANK» (the “Pledgee”) pursuant to an agreement of pledge and charge over shares dated _____________________________ 2021 (the “Pledge”), due notice of the Pledge having been given by the Pledgee to the Company accompanied by a certified copy of the Pledge.

It is further certified that we have not until now received any notice of pledge in relation to the same shares, which is still subsisting.

SCHEDULE

144,061 Ordinary Shares of USD 0.001 par value each numbered [    ] – [    ] held by BARING VOSTOK FUND V NOMINEES LIMITED, represented by Share Certificate no. 471.

Dated this ___________________________ 2021

[sgn] ________________________________

Name:

SECRETARY

SCHEDULE E

FORM OF ENFORCEMENT NOTICE

Date: ___________________

To:	BARING VOSTOK FUND V NOMINEES LIMITED
[insert the Pledgor’s details]

Cc:	OZON HOLDINGS PLC
[insert the Company’s details]
(the “Company”)

ENFORCEMENT NOTICE

Re: Pledge and Charge over Shares Agreement dated …… 2021 (the “Share Pledge”), between Baring Vostok Fund V Nominees Limited as pledgor (the “Pledgor”) and AO «ALFA-BANK» as pledgee (the “Pledgee”)

We refer to the Share Pledge.

All capitalised terms defined in the Share Pledge have the same meanings when used in this notice.

We hereby notify you that an Enforcement Event occurred on [date] and is continuing, and this is an Enforcement Notice for the purposes of the Share Pledge.

We confirm that, at the date of this Enforcement Notice, the aggregate amount due in respect of the Secured Obligations is [•], and pursuant to clause 2.1 of the Share Pledge, Pledgor agreed (as primary obligor and not merely as surety), subject to clause 2.2 of the Share Pledge, that upon the occurrence of an Enforcement Event which is continuing, it will pay the Secured Obligations, as and when the same fall due for payment in accordance with the terms of the Finance Documents. Accordingly, the Pledgor is liable to satisfy its payment obligations under clause 2.1 of the Share Pledge (subject to clause 2.2), and this is without prejudice to our right to claim any other amount which constitutes Secured Obligations under Finance Documents (whether existing as at the date of this Enforcement Notice or otherwise).

We hereby require you/further notify you that [insert details of any applicable enforcement action to be undertaken by the Pledgee].

This Enforcement Notice is governed by, and shall be construed in accordance with, the laws of Cyprus.

Name:

Title:

on behalf of AO «ALFA-BANK»

IN WITNESS whereof this Agreement has been duly executed by the parties hereto on the day and year first above written

EXECUTED by	)
)
BARING VOSTOK FUND V	)	Name:
NOMINEES LIMITED	)
	)	Title:
)
)
)
)
)
)
)
)
in the presence of:

1.Signature of Witness

Name:

Address:

Occupation:

2.Signature of Witness

Name:

Address:

Occupation:

EXECUTED for and on behalf of	)
)
AO «ALFA-BANK»	)	Name:
)
	)	Title:
)
)
)
)
)
)
)
)
in the presence of:

1.Signature of Witness

Name:

Address:

Occupation:

2.Signature of Witness

Name:

Address:

Occupation: